Exhibit 3.1

AMENDMENT NO. 1

TO THE

CERTIFICATE OF DESIGNATION

OF

SERIES A PREFERRED STOCK

OF

CH2M HILL COMPANIES, LTD.

CH2M HILL Companies, Ltd. (the “Corporation”), a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “General Corporation Law”), DOES HEREBY CERTIFY:

I.                                        A Certificate of Designation of Series A Preferred Stock of the Corporation (the “Certificate of Designation”) was filed with the Secretary of State of the State of Delaware on June 22, 2015.

II.                                   This Amendment No. 1 (this “Amendment”) to the Certificate of Designation was duly approved by (i) the Board of Directors of the Corporation and (ii) the affirmative vote of the holders of at least a majority of the then outstanding shares of Series A Preferred Stock, par value $.01 per share (the “Series A Preferred”).

NOW, THEREFORE, the Certificate of Designation is hereby amended as follows:

1.                                      Amendments.  Section 5.1 of the Certificate of Designation shall be amended and restated in its entirety as follows:

“Treatment of Series A Preferred Stock.  Subject to the prior and superior rights of the holders of any shares of any other class or series of Preferred Stock of the Corporation ranking prior and superior to the shares of Series A Preferred Stock with respect to dividends, from and after the issuance of the shares of Series A Preferred Stock, dividends shall accrue on each outstanding share of Series A Preferred Stock on the last day of March, June, September and December in each year (each, an “Accrual Date”), whether or not declared, and shall be cumulative (the “Accruing Dividends”).  The Accruing Dividends shall accrue quarterly in arrears at an annual rate of five percent (5%) to and including the quarter ended March 31, 2017 and thereafter at the annual rate of seven percent (7%) (or (i) in the event that there has been a Failure of Sale Approval, beginning at the time of such Failure of Sale Approval, ten percent (10%) and (ii) in the event that there has been a Liquidity Failure, beginning at the time of such Liquidity Failure, fifteen percent (15%)) of the sum of: (a) the Original Issue Price and (b) all accumulated and unpaid Accruing Dividends accrued thereon through the most recent Accrual Date, whether or not declared (the “Accrued Quarterly Dividends”).  Unpaid Accruing Dividends shall not bear interest.  Notwithstanding the foregoing, (x) except as provided elsewhere in this Certificate of Designation, the Corporation shall not pay any Accruing Dividends that accrued prior to the Fifth Anniversary; (y) on or after the Fifth Anniversary, provided that there has not been a Liquidity Failure, the Accruing Dividends that become Accrued Quarterly Dividends after the Fifth Anniversary shall be payable in cash at the election of the Board, out of any assets at the time legally available therefor, when, as and if declared by the Board, and any Accrued Quarterly Dividends not paid in cash shall remain Accrued Quarterly Dividends for purposes of this Certificate (including any certificate of designation relating to any series of Preferred Stock); and (z) on or after the Fifth Anniversary, in the event that there has been a Liquidity Failure, Accrued Quarterly Dividends shall be payable in cash or in kind upon the election of the holders of a majority of the then outstanding shares of Series A Preferred Stock (voting as a separate series), and any Accrued Quarterly Dividends not paid in cash shall remain Accrued Quarterly Dividends for purposes of this Certificate (including any certificate of designation relating to any series of Preferred Stock).”

2.                                      Full Force and Effect. Except as amended hereby, the Corporation confirms that all other provisions of the Certificate of Designation shall remain in full force and effect as originally written.  Any references set forth in any document delivered in connection with the Certificate of Designation shall be deemed to include a reference to the Certificate of Designation as amended by this Amendment, whether or not so stated in the document.

This Amendment has been adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Amendment No. 1 to the Certificate of Designation, to be executed on behalf of the Corporation by the undersigned authorized officer this 28th day of April, 2017.

By:	/s/ Gary L. McArthur
Name:	Gary L. McArthur
Title:	Executive Vice President &
Chief Financial Officer